Filed Pursuant to Rule 424(b)(5)

Registration No. 333-252334

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated February 1, 2021

To Prospectus dated February 1, 2021)

This prospectus supplement amends and supplements the information in the prospectus, dated February 1, 2021, filed with the Securities and Exchange Commission as a part of our registration statement on Form F-3 (File No. 333-252334), as previously supplemented by our prospectus supplement dated February 1, 2021 and our prospectus supplement dated April 6, 2023, or collectively the Prior Prospectus, relating to the offer and sale of up to $14,000,000 of our American Depositary Shares, or ADSs, representing ordinary shares, pursuant to the sales agreement, or the Sales Agreement, with A.G.P./Alliance Global Partners, or A.G.P., dated January 22, 2021. Each ADS represents thirty of our ordinary shares, or the Ordinary Shares, no par value. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

On December 7, 2023, the Sales Agreement was terminated, effective immediately. As of December 7, 2023, we have sold an aggregate of approximately $166,340 of our ADSs pursuant to the Sales Agreement.

Our ADSs are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “FRSX.” On December 6, 2023, the last reported sale price of our ADSs on Nasdaq was $1.90 per ADS.

The aggregate market value of our ADSs held by non-affiliates as of December 6, 2023 pursuant to General Instruction I.B.5 of Form F-3 is $6,990,501, which was calculated based on 10,034,212 ADSs outstanding held by non-affiliates and at a price of $2.09 per ADS, the closing price of our ADSs on November 28, 2023. We have sold an aggregate of approximately $166,340 of securities pursuant to General Instruction I.B.5. of Form F-3 during the 12-calendar month calendar period that ends on, and includes, the date of this prospectus supplement and, as a result, the capacity to sell securities under our Form F-3 Registration Statement pursuant to General Instruction I.B.5. is currently $6,824,161.

The purpose of this prospectus supplement is to terminate our continuous offering under the Prior Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is December 7, 2023.